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EXHIBIT 4.4.2

Schedule of Convertible Subordinated Promissory Notes Issued in the Form of Exhibit 4.4.1

Date Issued	Name of Note Holder	Principal Amount	Initial Conversion Price	Maturity Date
February 3, 2006	Pfizer Ireland Pharmaceuticals(1)	$10,000,000	$6.8423	February 3, 2013
October 10, 2007	Pfizer Inc.	$10,000,000	$9.75	October 10, 2014

(1)
Formerly known as Pfizer Overseas Pharmaceuticals

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  EXHIBIT 4.4.2